Table of Contents

Exhibit 4.13

THE COCA-COLA COMPANY

with

THE PANAMA COCA-COLA BOTTLING COMPANY

with

THE COCA-COLA EXPORT SALES COMPANY

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BOTTLER'S AGREEMENT

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Dated , August 1, 1947

THIS AGREEMENT, made and entered into on the lst day of August, 1947, by and between THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America (hereinafter referred to as the "Company"), as party of the first part; and THE PANAMA COCA-COLA BOTTLING COMPANY, a corporation organized and existing under the laws of the Republic of Panama (hereinafter-referred to as the "Bottler"), as party of the second part; and THE COCA-COLA EXPORT SALES COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America (hereinafter referred to as the "Corporation"), as party of the third part;

WHEREAS:

A) The Company is the owner of the trade mark "Coca-Cola" and of the trade mark "Coke"; and

B) The Company, is engaged in the manufacture and sale of a concentrate (hereinafter referred to as the "Concentrate") from which a soft drink syrup (hereinafter referred to as the "Syrup") is prepared, and is also engaged in the manufacture of said Syrup, and which Syrup is used in the preparation of a beverage for sale in bottles (hereinafter referred to as the,"Beverage"); and

C) The Concentrate, the Syrup, and the Beverage have been for many years past distinguished by said trade mark "Coca-Cola" as well as its recognized abbreviation "Coke" (both "Coca-Cola" and "Coke" being hereinafter referred to as the "Trade Marks"); and

D) The Company entered into certain agreements with the Bottler dated January 11, 1911, November 12, 1913, and January 31, 1922, whereby the Company granted to the Bottler the right to bottle and sell the bottled Beverage in the Republic of Panana and the Canal Zone (hereinafter referred to as the "Territory") subject to and in accordance with the terms and conditions of said agreements; and

E) The Company, by the agreement dated August 31, 1944, has assigned to the Corporation the right to purchase from the Company the products manufactured by it and to sell same to the Bottler under the terms provided for in the agreements between the Company and the Bottler; and

F) The parties hereto desire to enter into this supplementary agreement:

NOW, THEREFORE, for and in consideration of mutual benefits and promises from one to the other, the Company, the Bottler, and the Corporation mutually agree as follows:

1. This agreement shall commence August 1, 1947, and continue thereafter until the Company, the Bottler, or the Corporation terminates it by giving to the other parties at least six months' prior written notice of its intention so to do; provided always, that the Company, the Bottler, or the Corporation shall be entitled to terminate this agreement forthwith at any time if either or both of the other parties hereto shall commit a breach of any of the terms or conditions of this agreement, or shall fail to perform their respective obligations hereunder, by giving written notice addressed to their respective statutory offices.

2. Any term, covenant, condition, or provision in the aforementioned agreements between the Company and the Bottler, dated respectively January 11, 1911, November 12, 1913, and January 31, 1922; or any term, covenant, condition, or provision in the aforementioned agreement between the Company and the Corporation, dated August 31, 1944, contrary to, or inconsistent with, any of the terms, covenants, conditions, or provisions of this agreement, shall be and remain suspended and of no effect while this agreement continues in force.

3. Upon the termination of this agreement by one of the parties as aforesaid, or in any other manner whatsoever, said agreements between the Company and the Bottler, dated January 11, 1911, November 12, 1913, and January 31, 1922, shall immediately come into full force and effect as if this agreement had never existed. And, likewise, upon the termination of this agreement by one of the parties as aforesaid, or in any other manner whatsoever, the agreement between the Company and the Corporation, dated August 31, 1944, shall immediately come into full force and effect as if this agreement had never existed, but without in any way affecting the rights of the Bottler under the agreements between the Company and the Bottler, dated January 11, 1911, November 12, 1913, and January 31, 1922.

4. The Corporation and the Bottler hereby agree to recognize at all times the validity of the said trade marks "Coca-Cola" and "Coke" and the ownership thereof by the Company, and not at any time to put in issue the validity of such trade marks.

5. The Company agrees to sell and deliver to the Corporation such quantities of the Concentrate or the Syrup as shall be ordered from time to time by the Corporation.

ó. The Bottler agrees to buy of or through the Corporation all of the Syrup or the Concentrate required to supply fully every demand for the Beverage within the Territory, and the Corporation agrees to sell and deliver to the Bottler such quantities of the Syrup or the Concentrate as shall be ordered from time to time by the Bottler, provided that the Bottler shall order, and the Corporation shall be called upon to sell and deliver, only such quantities of the Syrup or the Concentrate as shall be necessary and sufficient to meet fully from time to time the current demand for the Beverage within the Territory.

7. For use in the preparation of the Beverage, the Corporation, at its discretion, may deliver to the Bottler either the Concentrate or the Syrup.

8. The Bottler covenants and agrees:

a) In the event that the Corporation delivers Concentrate to the Bottler, the Bottler, at its own expense, shall add such quantities as the Company may prescribe of pure, white, refined, granulated sugar, or its equivalent as approved by the Company, and pure, tasteless, odorless, colorless, cool water, the resultant mixture becoming the Syrup.

b) To use such Concentrate exclusively for the preparation of the Syrup, and to use such Syrup exclusively, and only such Syrup, for preparing the Beverage in the fashion prescribed by the Company; and not to sell the Concentrate or the Syrup, or to permit either the Concentrate or the Syrup to get into the hands of third parties.

c) To prepare and bottle, as prescribed herein, from time to time, such quantities of the Beverage as will in all respecta meet and satisfy fully every demand for the Beverage within the Territory during the continuance and operation of this agreement.

d) To invest in, set up, maintain, and operate such plant, trucks, and other equipment within the Territory as shall be satisfactory to the Company and the Corporation, and sufficient in all respects to care for, meet, and satisfy fully every demand for the Beverage within the Territory; and at all times to conform to the standards, hygienic and other, set by the Company and the Corporation in the preparation of the Beverage, and with all legal requirenents; and to permit the Company and the Corporation, their officers or agents, at all times to enter upon and inspect the plant, equipment, and methods used by the Bottler, to ascertain whether the Bottler is complying with the terms of this agreement, and especially whether it is complying strictly with the standards prescribed by the Company for the Beverage.

e) To prepare the Beverage for distribution and sale only in such distinctive bottle designated, or which may be designated from time to time, by the Company, and not to use the distinctive bottle for any purpose other than for bottling the Beverage; and to purchase such bottles only from such manufacturers as may from time to time be designated by the Company, provided that the Company shall at all times so designate two or more manufacturers of such distinctive bottles, these manufacturers to be located in such country or countries as the Company may determine; and to keep on hand at all times a stock of such bottles sufficient to supply fully every demand for the Beverage within the Territory.

f) To collect such deposit as may be fixed from time to time by the Corporation for each bottle containing the Beverage delivered to any retailer, and for each case so delivered, to insure the return of bottles and cases to the Bottler. The Bottler also agrees to make all diligent efforts to recover all empty containers for the Beverage from the original purchasers thereof.

g) To cap and seal all bottles containing the Beverage only with such crown stoppers as shall be designated and approved from time to time by the Company or the Corporation, and not to use such crown stoppers for any purpose other than the bottling of the Beverage; and to purchase such crown stoppers only from such manufacturers thereof as may be from time to time designated by the Company, provided that the Company shall at all times to designate two or more manufacturers of such crown stoppers, these manufacturers to be located in such country or countries as the Company may determine.

h) In bottling the Beverage, to fill each bottle with proportions of one part of the Syrup, provided such part shall not be less than one ounce, to five parts of pure, odorless, and cool carbonated water, such carbonation of the Beverage to be not less than three and one-half volumes of carbonic acid gas.

i) To submit samples of the Beverage in accordance with instructions as may be given by the Company.

j) To promote and develop the business of bottling, distributing, and merchandising the Beverage throughout the Territory in a proper and vigorous manner; and to this end the Bottler shall diligently and effectively enploy all approved, proven, and practical means. Should the Company and the Corporation find that the Bottler has failed to comply with this provision, then the Company and the Corporation may submit to the Bottler a statement in writing setting forth the particulars in which the Bottler has failed so to comply, and if the Bottler does not, within a period of three months after receipt of the said statement, correct the conditions called to its attention, then the Company and the Corporation may terminate this agreement forthwith. In setting forth the particulars in which the Bottler has failed so to comply, the Company and the Corporation shall be guided by the standard of performance set by the efficient and successful bottlers who have bottled the Beverage for at least five consecutive years in the country in which the Territory is included; or, if there are not a sufficient number of such bottlers of the Beverage in the said country necessary to determine such a standard, then those efficient and successful bottlers who have bottled the Beverage for at least five consecutive years in other countries, where conditions are fairly comparable to those under which the Bottler operates.

k) To organize, maintain, and direct, at the Bottler's own expense, such trained personnel as may be reasonably required effectively to carry out the intent and purpose of this agreement.

1) To deliver to the Corporation, upon the execution of this agreement, and once in each calendar year thereafter, on a date to be specified by the Corporation, a written program acceptable as to form and substance and in line with its obligations under this agreement, showing in detail the activities contemplated for the ensuing twelve-month period, and diligently to prosecute such program, and from time to time throughout each year to deliver to the Corporation such written reports as may be requested, in an acceptable form, of the progress of the work. The failure to submit such a program, or diligently to carry out the same, shall entitle the Company and the Corporation to terminate this agreement forthwith.

m)[1] Not at any time to manufacture, bottle, sell, deal in, or otherwise be concerned with, any concentrate, syrup, or beverage which may be a substitute for, or an imitation of, the Concentrate, the Syrup, or the Beverage.

[2] Not at any time to manufacture, bottle, sell, deal in, or otherwise be concerned with, any product under any get-up or in any container which is an imitation of the get-up or container used by the Company, or which is capable of being confused or used in unfair oompetition therewith or passed off therefor.

[3] Not at any time to manufacture, bottle, sell, deal in, or otherwise be concerned with, any product under any trade mark or other designation which is an imitation or infringement of the trade marks "Coca-Cola" or "Coke." Without in any way limiting the generality of the foregoing, it is hereby expressly understood and stipulated that the use of the words "Coca" or "Cola" in any form or fashion, or any graphic or phonetic rendering of them on any product other than that of the Company, would constitute such imitation, unfair campetition, passing off, and infringement.

[4] The Bottler agrees that the covenants herein contained apply not only to the operations with which the Bottler may be directly concerned, but also to operations with which the Bottler may be indirectly concerned through ownership, control, management, or otherwise, within or without the Territory.

n) Not knowingly to sell or distribute the Beverage to any dealers, persons, or companies who may resell the Beverage outside the Territory, without the written consent of the Corporation first obtained.

o) Subject to revision as provided for in clause 9 herein, to sell the Beverage to retailers located in the Republic of Panama at a price of eighty (80) cents per case (each case containtng twenty-four [24] bottles of the Beverage), or at a proportionate price for proportional quantities, and to exert every influence to maintain a retail price for the Beverage not exceeding five (5) cents per bottle to consumers in the Republic of Panama; and to require retailers adequately to refrigerate the Beverage according to the standard temperature set from time to time by the Corporation.

p) Subject to revision as provided in clause 9 herein, to pay to the Corporation:

[1] For all the Concentrate so delivered, a price to be fixed by the Corporation at such time as it might elect to supply Concentrate to the Bottler.

[2] For all the Syrup so delivered, the sum of $1.563 per gallon, United States currency, f.o.b. the Corporation's warehouse at Colon, Panama, such payments to be in cash. All freight, goverment charges, taxes, expenses incident to the preparation of shipping documents, additional packaging costs resulting from shippimg other than in barrels, and all other charges are to be borne by the Bottler.

9. The Corporation reserves the right to revise the price for Concentrate and/ or the price for Syrup, as staded in clause 8(p), and/ or the price for the Beverage, as staded in clause 8(o), at any time by giving notice to the Bottler, in writing, six months in advance of the date on which the revised price or prices will become effective, such notice to begin on the date the written notice is placed in the mail by the Corporation, or on the date a cablegram is dispatched by the Corporation to the Bottler.

10. It is agreed that the Bottler may, for its own account, do such additional advertising of the Beverage within the Territory as may seem advisable; it being at all times expressly understood and agreed, however, that the Bottler will first submit all such advertising to the Company for its approval, and will use, publish, maintain, and/ or distribute only such advertising of the Company's product as the Company shall approve and authorize.

11. Nothing in this agreement contained shall in any way affect, hamper, or impair the right of the Corporation to sell and distribute, or cause the sale and distribution of, the beverage "Coca-Cola" in any form or in any manner whatsoever, other than in bottles, in and throughout the Territory.

12. The Bottler shall not assign, transfer, convey, or pledge this agreement, in whole or in part, without the written consent of the Company and the Corporation first obtained. It is understood and agreed that the Bottler shall obtain the written consent of the Company and the Cofporation prior to the issue, offer, sale, transfer, trade, or exchange (publicly or privately) of its shares of stock or other evidence of ownership, its bonds, debentures, or other evidence of indebtedness, or the promotion of the sale of, or stimulation of the purchase of, the above whenever the Bottler uses in this connection the name of the Corporation or of the Company or of the Company's Trade Marks in any prospectus, advertisement, or other sales efforts, or whenever the object or effect is to change the majority ownership or control of the Bottler. The Bottler further agrees to make available to the Company and the Corporation, when requested, complete records of ownership of its shares of stock, and if its shares are tradedin through stock brokers, stock exchanges, or other market places, then the Bottler agrees to make available to the Company and the Corporation its financial statements, upon request therefor.

13. If any part of this agreement is not, or ceases to be, in conformity with the laws of the country in which the Territory is located, and as a result thereof any one of the essential stipulations herein cannot be legally performed, or if in consequence thereof the Beverage cannot be prepared and sold in accordance with the standards herein provided, or if the Company or the Bottler is unable to obtain foreign exchange in the country in which the Territory is located to remit abroad payment for imports of the Concentrate or the Syrup or materials necessary for the manufacture of the Concentrate or the Syrup, then in either event the Company, the Corporation, or the Bottler shall have the right, at its option, to cancel this agreement.

14. Nothing herein shall give the Corporation or the Bottler any interest in the trade mark "Coca-Cola" or the trade mark "Coke," or in any label, design, etc., used in connection therewith; it being agreed and understood that there is extended only a mere permission, uncoupled with an interest, to use said trade mark "Coca-Cola," said trade mark "Coke," labels, designs, etc. in connection with the bottled product of the Company, said use to be in such manner and with the result of designating the Company as the source and/ or origin of said product.

15. The Company reserves the right to prosecute or defend, at its own expense, all suits involving the Trade Marks, trade name, labels, copyrights, designs, and/ or patent designed bottles appertaining to, or used in connection with, the Beverage; and to take any action or proceedings that it deems desirable for the protection thereof; and, at the Company's discretion, may do so in its own name, or in the name of the Bottler, or in the joint name of the Company and the Bottler, insofar as legally consistent with the exclusive trade mark rights of the said Company; and the Bottler claims, and will claim, no rights against the Company or the Corporation as a result of such action. The Bottler agrees to notify the Company promptly of any adverse pending or threatened litigation.

16. It is agreed that the Company shall not in any wise be liable for failing to deliver Syrup or Concentrate to the Corporation, nor the Corporation for failing to deliver same to the Bottler, when such failure is caused by an act of God, public enemies, authority of law, quarantine, riot, strike, or insurrection; or by a declared or undeclared war, or state of war or embargo, blacklisting, or other hazard or danger incident to a declared or undeclared war or state of war, or by any other cause whatsoever beyond its control; and likewise the Bottler shall not be liable for any default on its part under this agreement if such default be the proximate result of any of the aforesaid causes.

IN WITNESS WHEREOF, the Company and the Corporation at New York, New York, U.S.A., and the Bottler at Panama City, Panama, have hereunto set their seals and caused these presents to be signed in triplicate by the proper person or persons in their behalf, the day and year first above written.

THE COCA-COLA COMPANY

[Seal]	by	/s/

Vice President
(Party of the First Part)

THE PANAMÁ COCA-COLA BOTTLING COMPANY

[Seal]	by	/s/

[Title]
(Party of the Second Part)

THE COCA-COLA EXPORT SALES COMPANY

[Seal]	by	/s/

Executive Vice President
(Party of the Third Part)